Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Paul Surdez - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

BODE TECHNOLOGY SUPPORTS IDENTIFICATION OF
MISSING PERSONS IN CYPRUS USING DNA

Burlington, NC - April 9, 2015 - Laboratory Corporation of America® Holdings (LabCorp®) (LH: NYSE) today announced that its wholly-owned subsidiary Bode Cellmark Forensics (Bode Cellmark), a member of the LabCorp Specialty Testing Group, is cooperating with the Committee on Missing Persons (CMP) in Cyprus in its mission of exhumation, identification, and return of remains of missing persons in Cyprus. The CMP in Cyprus is a bi-communal body established in 1981 by agreement between the Greek Cypriot and Turkish Cypriot communities under the auspices of the United Nations, to determine the fate of persons reported missing due to inter-communal conflict. To date, the CMP has identified more than 570 individuals. Bode Cellmark began issuing DNA kinship match reports to the CMP in November 2014.

Bode Cellmark (formerly The Bode Technology Group, Inc.), a leading provider of forensic DNA analysis services, is delivering forensic genetic laboratory services, which includes DNA analysis, to the CMP as part of the process to identify individuals who went missing following conflicts in Cyprus in 1963, 1964 and 1974. Bode Cellmark has significant experience in identifying missing persons, and has implemented advanced sampling techniques and DNA extraction methods that optimize extraction of DNA profiles from degraded and aged bone samples. In this project, DNA profiles from skeletal samples will be compared to profiles obtained from family members to identify the missing persons.

“Bode Cellmark has tested more than 30,000 unidentified human remains for DNA and helped identify individuals who were victims of crime, war, terrorism, airline crashes, civil conflicts and natural disasters. Bode Cellmark will utilize its vast experience in support of this project,” said Michael Cariola, General Manager for Bode Cellmark. “Our goal is to support the CMP in its continued efforts to bring closure to more than 2,000 missing persons cases, of which approximately 550 have been resolved. Through similar partnerships, Bode Cellmark is committed to supporting human identification efforts of missing persons worldwide.”

Bode Cellmark provides specialized forensic DNA analysis, proprietary DNA collection products and relationship testing to federal and state governments, law enforcement agencies, crime laboratories, disaster management organizations and various consumer markets throughout the United States and around the world, in combination with LabCorp’s US- and UK-based DNA Identity and Cellmark Forensics businesses, all of which are part of LabCorp’s Specialty Testing Group. All DNA analysis methods performed by Bode Cellmark utilize validated procedures that meet the FBI’s Quality Assurance Standards and ISO 17025 accreditation requirements.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue proforma for the acquisition of Covance in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the section of the Company’s Form 10-K for the year ended December 31, 2014, subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.